Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation Subject to Rule 10f-3 Under the Investment Company Act of 1940


10f-3 TRANSACTIONS FOR THE PERIOD JULY 28, 1998 THROUGH AUGUST 31, 1998


ALLIANCE SELECT INVESTOR SERIES  -  PREMIER PORTFOLIO


								Shares
							      Purchased
		       Date         Shares      Price per      by Fund
Security*           Purchased     Purchased       Share         Group

Geocities            08/10/98           500         17.00        45,000


	       % of
 Total       Offering
 Shares     Purchased                                    Shares
offered         By        Purchased                       Held
 (000)       Group(1)        From                       08/31/98

  4,750         0.95%     Goldman Sachs                        0


* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.

**   Indicates the purchase of an Eligible Rule 144A Security.

1)   Purchases by all Alliance Funds, includ the Fund, may not exceed:

     a) if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the offering of such class; or

     b) if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the offering of such clas sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.